EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2011 (November 1, 2011 as to the effects of the retrospective adjustments in Notes C, E, H, I and Z), relating to the financial statements and financial statement schedule of The Dow Chemical Company and subsidiaries (the Company), appearing in the Current Report on Form 8-K of The Dow Chemical Company filed on November 1, 2011, and our report dated February 18, 2011 on the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2010.

/S/ DELOITTE & TOUCHE LLP
Midland, Michigan
November 1, 2011